Exhibit 99.1

Press Release                                Source: Elite Pharmaceuticals, Inc.


Elite Laboratories and Pivotal Development Announce Collaboration on Sustained Release Generic Product
Tuesday December 23, 12:52 pm ET

NORTHVALE, N.J.--(BUSINESS WIRE)--Dec. 23, 2003--Elite Pharmaceuticals, Inc. (AMEX:ELI - News) and Pivotal Development, LLC announced today that they have agreed upon terms to develop a controlled release product utilizing Elite's proprietary drug delivery technology. The product is a generic equivalent to a drug losing patent exclusivity with addressable market revenues of approximately $150 million per year. The agreement provides for payment of technology access fees to Elite and an option for the parties to jointly develop a controlled-release NDA product.

Under the collaboration agreement, Pivotal Development will be responsible for taking the Elite formulation through clinical development and the FDA regulatory approval process. At the appropriate time in the development cycle, the two partners will seek a licensee to effectively market the product. Elite and Pivotal will share milestones and revenues from the product when licensed.

Bernard Berk, CEO of Elite, said, "We are pleased to initiate this arrangement and are excited about working with the Pivotal organization. This collaboration allows us to capitalize on our collective strengths and permits Elite to focus its financial and scientific resources on accelerating its other programs towards commercial success. We hope that this product opportunity will lead to a business model for future collaborations"

Pivotal Development, LLC, is a new drug development company located in suburban Philadelphia, which acts as a value-added, product venture fund. Pivotal partners with pharmaceutical formulators, such as drug delivery companies, providing drug development and regulatory programs leading to FDA approval and product commercialization through established marketing companies. Pivotal's initial focus is on controlled-release generics, branded generics and super-generics with relatively short commercialization cycles. The collaboration with Elite is the first in a planned series of partnerships to create a balanced product portfolio.

Elite Pharmaceuticals, Inc. is a specialty pharmaceutical company principally engaged in the development of oral, controlled release (CR) products. Elite develops CR products internally and licenses CR products using its proprietary technology. The Company's strategy includes developing CR versions of generic drugs with high barriers to entry and assisting in the life cycle management of products to improve off patent drugs. Elite's technology is applicable to develop delayed, sustained or targeted release pellets, capsules, tablets, granules and powders for NDA or ANDA submission.

Elite has a pipeline of six products under development in the therapeutic areas that include cardiovascular, pain, allergy and infection. Elite also has a GMP and DEA approved facility for commercial scale manufacturing in Northvale, NJ.

This release contains forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company's control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company's filings with the Securities and Exchange Commission such as 10K, 10Q and 8K reports.


Contact:
     For Elite Pharmaceuticals, Inc.
     Investor Relations:
     Dianne Will, 518-398-6222
     dwill@willstar.net
     www.elitepharma.com

       or
     Pivotal Development, LLC
     Commercial Development Officer
     Vladimir Walko, 610-525-1870
     vwalko@pivotaldev.com

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